UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

VWR Funding, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1310 Goshen Parkway P.O. Box 2656 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 431-1700

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02 Results of Operations and Financial Condition

Section 7 — Regulation FD

Item 7.01 Regulation FD Disclosure

As previously announced, on Tuesday, March 16, 2010, at 9:00 a.m. (Eastern Time), members of the senior management of VWR Funding, Inc. (the “Company”) will hold a teleconference to discuss the Company’s financial results for the quarter and year ended December 31, 2009. A copy of the press release issued by the Company on March 10, 2010, which provides information regarding the teleconference, was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the Securities and Exchange Commission on March 10, 2010.

Management’s presentation will contain a discussion of certain financial measures which are not in conformity with generally accepted accounting principles in the United States of America (“GAAP”), as described below.

ADJUSTED EBITDA

Management’s presentation will include a discussion of earnings before interest, taxes, depreciation and amortization, as adjusted for certain items described below (“Adjusted EBITDA”). Adjusted EBITDA is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to net income (loss) for the three and twelve months ended December 31, 2009 and 2008. Net income (loss) is the most comparable GAAP measure of our operating results presented in the Company’s consolidated financial statements.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity. Our calculation of Adjusted EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments, and includes certain other adjustments described below. Adjusted EBITDA is a key financial metric used by the Company’s investors and management to evaluate and measure the Company’s operating performance.

Reconciliation of Reported Net Income (Loss) to Adjusted EBITDA
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss) (GAAP)	$17.2	$(324.5)	$(14.1)	$(334.6)
Income tax provision (benefit)	5.0	(111.1)	(25.5)	(115.5)
Interest expense, net	52.7	92.8	224.5	283.9
Depreciation and amortization	29.5	29.9	116.6	116.1
Goodwill & intangible asset impairment	—	392.1	—	392.1
Net unrealized translation (gain) loss	(14.7)	(2.9)	26.5	(30.1)
Non-cash equity compensation expense	0.8	1.0	3.4	3.8
Charges associated with cost reduction initiatives	—	1.8	11.4	4.2

Adjusted EBITDA (Non-GAAP)	$90.5	$79.1	$342.8	$319.9

As noted in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and reflected in the reconciliation above, the Company recorded certain significant income or expenses during the three and twelve months ended December 31, 2009 and 2008:

•
During the three and twelve months ended December 31, 2008, we recognized $392.1 million of non-cash impairment charges on our goodwill and intangible assets. We did not incur any impairment charges during 2009.

•
We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. As a result, the Company’s operating results are exposed to foreign currency translation risk with respect to this indebtedness, principally with respect to the Euro. The Company’s results for the three and twelve months ended December 31, 2009 included net unrealized translation gains of $14.7 million and losses of $26.5 million, respectively. The Company’s results for the three and twelve months ended December 31, 2008, included net unrealized translation gains of $2.9 million and $30.1 million, respectively.

•
During the three and twelve months ended December 31, 2009 and 2008, the Company recorded certain charges for non-cash equity compensation and charges associated with cost reduction initiatives (primarily severance and facility closure costs).

Net Debt

Management’s presentation also will include a discussion of net indebtedness (“Net Debt”). Net Debt is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to total debt. Total debt is the most comparable GAAP measure presented in the Company’s consolidated financial statements.

Net Debt should not be considered as an alternative to total debt or any other GAAP measure of indebtedness or financial condition. Our calculation of Net Debt reduces our total debt by the amount of cash and cash equivalents on hand as well as by our compensating cash balance. As noted in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, we account for our global cash pooling arrangement on a gross basis. Consequently, our total debt balance as of each period end includes aggregated bank overdraft positions for certain subsidiaries participating in our global cash pooling arrangement. Net Debt is an important financial metric used by the Company’s creditors, investors and management to evaluate and measure the Company’s financial condition.

Reconciliation of Total Debt to Net Debt
(In millions)

	December 31,	September 30,	December 31,
	2009	2009	2008
Total debt (GAAP)	$2,871.7	$2,879.5	$2,815.6
Less:
Cash and cash equivalents	(124.4)	(83.9)	(42.0)
Compensating cash balance	(105.0)	(114.8)	(100.7)

Net Debt (Non-GAAP)	$2,642.3	$2,680.8	$2,672.9

Net Leverage

Management’s presentation also will include a discussion of the ratio of Net Debt to Adjusted EBITDA for the last twelve month period, to be referred to as the Company’s “Net Leverage” as of a point in time. This financial ratio is not itself a non-GAAP measurement but it consists of the non-GAAP measures described and reconciled above. The table below provides the calculation of Net Leverage that will be discussed during management’s presentation.

	December 31,
(In millions)	2009		2008
Net Debt	$2,642.3		$2,672.9
LTM Adjusted EBITDA	$342.8		$319.9
Net Leverage	7.7	X	8.4	X

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.

	By:	/s/ Theresa A. Balog

Date: March 15, 2010		Name:	Theresa A. Balog
		Title:	Vice President and Corporate Controller